Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100 Houston, TX 77002

NEWS RELEASE

Contact:	Scott Winters
Vice President - Investor Relations
713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP COMPLETES LARGE PICEANCE BASIN ACQUISITION

Houston, Texas, May 31, 2007 – Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announced it closed today the previously announced acquisition of oil & gas and midstream properties in the Piceance Basin of Colorado covering over 55,000 net acres, over 200 producing/productive wells, over 3,000 additional potential drilling locations, and 40 miles of pipeline and gathering systems.

PXP paid $900 million in cash, issued 1 million PXP shares and paid closing adjustments of approximately $58 million from the January 1, 2007 effective date to closing. PXP funded the acquisition primarily with borrowings under its bank credit facility.

Effective May 31, PXP will be producing approximately 36 million cubic feet per day (MMCFPD) from the Piceance Basin assets and is scheduled to ramp production from these assets to over 70 MMCFPD in the fourth quarter following the completion of the 25% PXP owned Collbran Valley Gas System capacity expansion by mid-third quarter. PXP is presently operating 5 rigs in the Piceance Basin and is evaluating doubling the rig fleet in anticipation of additional pipeline sales capacity.

PXP plans to update full-year 2007 operating and financial guidance reflecting the impact of this acquisition by the end of the second quarter.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploiting, exploring and producing oil and gas in its core areas of operation: onshore and offshore California, Colorado, and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

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ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates,

•	oil and gas prices,

•	the impact of derivative positions,

•	production expense estimates,

•	cash flow estimates,

•	future financial performance,

•	planned capital expenditures, and

•	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2006, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

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